Exhibit 99.1

TULLY’S COFFEE RELEASES FIRST QUARTER 2008

FINANCIAL RESULTS

Comparable Store Sales Increase 9.5 Percent and Wholesale Sales

Increase 41.6 Percent

Seattle, Wash. – July 27, 2007 – Tully’s Coffee Corporation (Tully’s) announced its revenues and operating results for the first quarter of its 2008 fiscal year, which ended July 1, 2007 (first quarter 2008). Total sales for first quarter 2008 reached $16,790,000, a 19.9 percent increase from the comparable period in fiscal 2007. For the eleventh consecutive fiscal quarter, Tully’s reported an increase in its U.S. sales (based on comparisons of 13 week periods to the same period a year earlier). U.S. sales were $16,271,000 for first quarter 2008, a 19.2% increase compared to the same period last year.

Tully’s retail comparable store sales increased 9.5 percent compared to the same period last year and overall retail sales also increased 9.5 percent to $10,489,000. At July 1, 2007, there were 131 U.S. Tully’s stores (90 company-operated and 41 franchised) as compared to 117 U.S. stores a year earlier. In first quarter 2008, Tully’s wholesale division sales rose $1,672,000 to $5,696,000, a 41.6 percent increase from last year.

During first quarter 2008, Tully’s earnings before interest, taxes, depreciation and amortization improved by $361,000 (25.2%) to negative $1,073,000 in the first quarter 2008.

Additional information about Tully’s first quarter 2008 results is contained in its Quarterly Report on Form 10-Q that was filed with the U.S. Securities and Exchange Commission on July 26, 2007.

Tully’s also reported that an amendment to the registration statement for its proposed underwritten public offering of common stock was filed with the U.S. Securities and Exchange Commission yesterday.

About Tully’s Coffee Corporation

Tully’s Coffee Corporation is a specialty retailer and wholesaler of hand-craft roasted, gourmet coffees. Tully’s operates and franchises retail coffeehouses, and sells its gourmet whole bean and ground coffees and Bellaccino bottled beverages through grocery locations, office coffee services and foodservice channels in the western United States. Our goal is to make our gourmet coffees and genuine community coffeehouse experience the first choice for consumers in our markets. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S. in Seattle, Wash. For more information: (800) 96-Tully or www.tullys.com.

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